Exhibit 10.2

Treasurer's Bonus Arrangement

Fastenal Company's Treasurer is paid a bonus under an individual oral bonus arrangement. Under this arrangement, the Treasurer's bonus for any year is calculated based on the amount by which the Company's consolidated net income for such year exceeds a percentage of such year's net sales.